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                                                                       Exhibit 4

                     AMENDED AND RESTATED LOCK UP AGREEMENT



RBS Mezzanine Limited
  As Arranger and Agent
135 Bishopsgate
London EC2M 3UR


       Re: INVERNESS MEDICAL INNOVATIONS, INC. (THE "COMPANY")

Ladies and Gentlemen:

       Reference is hereby made to that certain Mezzanine Loan Agreement by and among the Company, Inverness Medical Switzerland GmbH, certain banks, RBS Mezzanine Limited, as arranger and agent ("RBS"), and certain other parties (the "Mezzanine Loan Agreement"). Each of the undersigned is an owner of record and beneficially of certain shares of the common stock, $.001 par value per share, of the Company ("Common Stock") and securities convertible into or exchangeable or exercisable for Common Stock. It is a requirement of the Mezzanine Loan Agreement that the undersigned execute and deliver this agreement. The undersigned recognize that the Mezzanine Loan Agreement will benefit the Company by, among other things, raising additional capital for its operations. The undersigned acknowledge that RBS and the other banks party to the Mezzanine Loan Agreement are relying on the representations and agreements of the undersigned contained in this agreement in entering into the Mezzanine Loan Agreement and advancing funds to the Company thereunder.

       This agreement amends and restates in its entirety the Lock Up Agreement among RBS and the undersigned dated December 20, 2001. This agreement shall be effective as of December 20, 2001 and shall remain in effect until the Company has made full and final payment of all amounts due under the Mezzanine Loan Agreement (the "Termination Date"). For the avoidance of doubt, the Company's obligations under the common stock purchase warrants issued in connection with the Mezzanine Loan Agreement shall not be deemed to represent amounts due under the Mezzanine Loan Agreement.

       In consideration of the foregoing, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree that the undersigned will not, without the prior written consent of RBS (which consent may be withheld in its sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, or otherwise dispose of (collectively, "Sell") any shares of Common Stock, options or warrants to acquire shares of Common Stock, or securities exchangeable for or convertible into shares of Common Stock (collectively, "Company Securities") currently or hereafter owned either of record or beneficially by the undersigned during the period beginning on the date of this agreement and ending on December 20, 2004. During the period from December 21, 2004 through the Termination Date, the undersigned will not Sell Company

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RBS Mezzanine Limited
  As Arranger and Agent
December __, 2001
Page 2

Securities representing more than an aggregate of twenty five percent (25%) of the total number of shares of Common Stock represented by all of the Company Securities owned either of record or beneficially by the undersigned on December 20, 2004, and will not Sell more than an aggregate of 10% of such number in any twelve (12) month period, provided, however, that the undersigned will not Sell any Company Securities at any time that the Company is in default under the Mezzanine Loan Agreement. The undersigned consent to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of Company Securities held by the undersigned except in compliance with the foregoing restrictions. The foregoing restrictions shall not be deemed to prohibit the undersigned from exercising any option or warrant to purchase Company Securities or from exercising the exchange or conversion rights of any Company Security, provided, however, that the Company Securities received by the undersigned as a result of any such exercise shall remain subject to the provisions of this agreement. In addition, the foregoing restrictions shall not be deemed to prohibit any Sale of Company Securities that results in either of the undersigned becoming or remaining as a beneficial owner of such Company Securities.

       Each of the undersigned hereby represents and warrants that he or it has full power and authority to enter into this agreement. This agreement is irrevocable and will be binding on the undersigned and the respective successors and assigns of the undersigned.

Dated:  December 20, 2001

                                         ZWANZIGER FAMILY VENTURES, LLC


/s/ RON ZWANZIGER                        By: /s/ RON ZWANZIGER
----------------------------------          -----------------------------------
Ron Zwanziger                               Name: Ron Zwanziger
                                            Title: Manager

ACCEPTED AND AGREED TO:

RBS Mezzanine Limited


By: /s/ DENISE HEPWORTH
   ------------------------------
   Name: Denise Hepworth
   Title: Manager


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